                                                                  EXHIBIT 10.6

Confidential Treatment has been granted with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

          TECHNOLOGY, SERVICES AND LICENSE AGREEMENT ("Agreement")


     This TECHNOLOGY, SERVICES AND LICENSE AGREEMENT (this "Agreement"),
                                                            ---------
effective as of September 1, 1998 (the "Effective Date"), is entered into by and
                                        --------------
between pcOrder.com, Inc., a Delaware Corporation, having an address at 5000 Plaza on the Lake, Suite 100, Austin, TX 78746 ("pcOrder") and Trilogy
                                                  -------
Software, Inc., a Delaware Corporation, having an address at 6034 West Courtyard Drive, Austin, Texas 78730 ("Trilogy").
                              -------


                                  RECITALS


     WHEREAS, when used in this Agreement, capitalized terms shall have the respective meanings set forth in Schedule A (attached hereto) of this Agreement and elsewhere in this Agreement;

     NOW, in consideration of the mutual covenants and promises contained herein, pcOrder and Trilogy ("the parties") hereby agree as follows.

1.0  Access, Licenses, Royalties & Ownership

     1.1 Access by pcOrder. Trilogy shall give pcOrder access to Object Code forms of (and, with regard to data, database forms of):

     (a) no later than October 1, 1998, the Material identified in Schedule D, in the versions thereof existing on or before the Effective Date;

     (b) any and all updates to, changes to, and new releases of the Material identified in Schedule D, to the extent that such updates, changes, and new releases are by Trilogy (or any one or more of its Affiliates other than pcOrder); provided however that such obligation shall automatically expire five
(5) years after a Trigger Event (but in no event shall such obligation expire before September 1, 2008 after a Trigger Event);

     (c) any and all Trilogy Products (except Trilogy Products that satisfy only subparagraph (c)(iii) in the definition of Trilogy Product in Schedule A); provided however that such obligation shall automatically expire five (5) years after a Trigger Event (but in no event shall such obligation expire before September 1, 2008 after a Trigger Event); and further provided however that, after a Trigger Event, such obligation shall apply only to the extent that Trilogy Products are of a same, similar, replacement or equivalent general type as Pre-Trigger Products; and

     (d) during the first five (5) years immediately following a Trigger Event (but in any event at least until September 1, 2008 following a Trigger Event), any Computer E-Commerce Product of Trilogy (or any one or more of its Affiliates other than pcOrder);

provided however that Trilogy shall have no obligation to give access to any market analysis data (or other Material to the extent embodying such data).

  No later than general availability to Trilogy's general customer base of any such update, change, new release, Trilogy Product, or Computer E-Commerce Product, Trilogy shall provide a written notice of such availability to pcOrder. Before or after such notice, Trilogy's accessibility obligations under paragraphs (b), (c) and (d) above shall be in effect, but only to the extent that such update, change, new release, Trilogy Product, or Computer E-Commerce Product is (or is reasonably expected to be) generally available to Trilogy's general customer base, and subject however to the condition that: (i) pcOrder provides Trilogy with thirty-one (31) days' advance written notice of pcOrder's specific (e.g. by product name) request for such access, and (ii) Trilogy has given at least one non-party customer (other than Trilogy's Affiliates) access to such requested update, change, new release, Trilogy Product, or Computer E-Commerce Product. Under this Agreement, pcOrder is permitted to provide Trilogy with such request no more frequently than once per calendar month. If pcOrder requests earlier access to any such update, change, new release, Trilogy Product, or Computer E-Commerce Product, then Trilogy shall negotiate in good faith with pcOrder on a case-by-case basis to give commercially reasonable as-needed access.

     pcOrder acknowledges that, as between the parties and pcOrder's Affiliates, predecessors or successors, Trilogy solely owns (a) the Material identified in Schedule D, in the forms (and versions) thereof existing on or before the Effective Date, and (b) any and all Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material.

     1.2 Access by Trilogy. pcOrder shall give Trilogy access to Object Code forms of (and, with regard to data, database forms of):

     (a) no later than October 1, 1998, the Material identified in Schedule E, in the versions thereof existing on or before the Effective Date;

     (b) any and all updates to, changes to, and new releases of the Material identified in Schedule E, to the extent that such updates, changes, and new releases are by pcOrder (or any one or more of its Affiliates other than Trilogy); provided however that such obligation shall automatically expire five
(5) years after a Trigger Event (but in no event shall such obligation expire before September 1, 2008 after a Trigger Event); and

     (c) any and all pcOrder Products (except pcOrder Products that satisfy only subparagraph (c) in the definition of pcOrder Product in Schedule A); provided however that such obligation shall automatically expire five (5) years after a Trigger Event (but in no event shall such obligation expire before September 1, 2008 after a Trigger Event);

provided however that pcOrder shall have no obligation to give access to any market analysis data (or other Material to the extent embodying such data).

  No later than general availability to pcOrder's general customer base of any such update, change, new release, or pcOrder Product, pcOrder shall provide a written notice of such availability to Trilogy. Before or after such notice, pcOrder's accessibility obligations under paragraphs (b) and (c) above shall be in effect, but only to the extent that such update, change, new release, or pcOrder Product is (or is reasonably expected to be) generally available to pcOrder's general customer base, and subject however to the condition that: (i) Trilogy provides pcOrder with thirty-one (31) days' advance written notice of Trilogy's specific (e.g. by product name) request for such access, and (ii) pcOrder has given at least one non-party customer (other than pcOrder's Affiliates) access to such requested update, change, new release, or pcOrder Product. Under this Agreement, Trilogy is permitted to provide pcOrder with such request no more frequently than once per calendar month. If Trilogy requests earlier access to any such update, change, new release, or pcOrder Product, then pcOrder shall negotiate in good faith with Trilogy on a case-by-case basis to give commercially reasonable as-needed access.

     Trilogy acknowledges that, as between the parties and Trilogy's Affiliates, predecessors or successors, pcOrder solely owns (a) the Material identified in Categories B-1 and B-2 of Schedule E, in the forms (and versions) thereof existing on or before the Effective Date, and (b) any and all Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material. With regard to the Material identified in Category A of Schedule E, the parties shall cooperate in good faith to determine whether specific portions of such Material (and Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such portions) are: (a) solely-owned by Trilogy with a license under Section
1.4 to pcOrder, (b) solely-owned by pcOrder with a license under Section 1.4 to Trilogy, or (c) owned jointly by the parties in accordance with Schedule B.

       1.3  External license

       (a) pcOrder. Subject to Section 1.10 but notwithstanding anything else to the contrary in this Agreement, to the extent that Material licensed by Trilogy to pcOrder under Section 1.4 is (or becomes) embodied by pcOrder in any one or more pcOrder Products:

       effective as of the moment when such Material is so embodied, Trilogy further hereby grants to pcOrder a nonexclusive, irrevocable, perpetual, worldwide right and license under Trilogy's Intellectual Property Rights (covering, granted pursuant to, available in, or resulting from such Material) to do the pcOrder Activities for any purpose;

subject however to the condition that pcOrder completely pays amounts owed to Trilogy under Sections 2.0 and 3.0 of this Agreement.

       Notwithstanding anything to the contrary in this Agreement, to the extent that pcOrder delivers (or authorizes delivery of) Material to a non-party (other than pcOrder's Affiliates) before a Trigger Event, such non-party's licenses (and sublicenses) to such Material (and under Intellectual Property Rights covering, granted pursuant to, available in, or resulting from such Material) shall continue in full force and effect in accordance with their terms and conditions, irrespective of such Trigger Event.

       (b) Trilogy. Subject to Section 1.10 but notwithstanding anything else to the contrary in this Agreement, to the extent that Material licensed by pcOrder to Trilogy under Section 1.4 is (or becomes) embodied by Trilogy in any one or more Trilogy Products:

       effective as of the moment when such Material is so embodied, pcOrder further hereby grants to Trilogy a nonexclusive, irrevocable, perpetual, worldwide right and license under pcOrder's Intellectual Property Rights (covering, granted pursuant to, available in, or resulting from such Material) to do the Trilogy Activities for any purpose;

subject however to the condition that Trilogy completely pays amounts owed to pcOrder under Sections 2.0 and 3.0 of this Agreement.

       Notwithstanding anything to the contrary in this Agreement, to the extent that Trilogy delivers (or authorizes delivery of) Material to a non-party (other than Trilogy's Affiliates) before a Trigger Event, such non-party's licenses (and sublicenses) to such Material (and under Intellectual Property Rights covering, granted pursuant to, available in, or resulting from such Material) shall continue in full force and effect in accordance with their terms and conditions, irrespective of such Trigger Event.

       To the extent this Section 1.3 provides Licensee (as defined in Section 1.4) with any greater right or license than Section 1.4 and Schedule C of this Agreement, Licensee shall have such greater right and license provided by this
Section 1.3.

       1.4 Internal license. Notwithstanding anything to the contrary in this Agreement, to the extent that Material solely owned (as between the parties) by a party ("Licensor") is disclosed or delivered to the other party ("Licensee") during the term of this Agreement in connection with the performance of activities under this Agreement or before the term of this Agreement, and to the extent that Material is owned jointly by Licensor and Licensee:

       effective as of the moment when such Material is so disclosed or so delivered, Licensor hereby grants to Licensee a nonexclusive, irrevocable, perpetual, worldwide, fully paid-up right and license under Licensor's Intellectual Property Rights (covering, granted pursuant to, available in, or resulting from such Material) to do any of the following, but only on behalf of and for the sole benefit of Licensee and/or Licensor:

     (a) to use, make, reproduce, and/or prepare derivative works based upon, such Material and/or any one or more of such derivative works, and/or

     (b)  to sublicense any one or more non-parties to do so;

subject however to the condition that, to the extent such Material is Confidential Information, Licensee treats such Material as Licensor's Confidential Information under Schedule C of this Agreement even while exercising such right and license.

     1.5 Ownership. Subject to any right of any non-party, if either party (through its employees or otherwise) solely creates, invents or discovers Material before or during the term of this Agreement: (a) such party ("owning party") shall solely own such Material, notwithstanding disclosure or delivery to the other party of such Material; (b) the owning party shall have the right to obtain and hold in its own name any and all Intellectual Property Rights that may cover, (be available in, or result from, or be granted pursuant to) such Material; and (c) the other party shall have no license, sublicense, right or immunity, either directly, indirectly, or by implication, estoppel or otherwise, under such Intellectual Property Rights, except as might be expressly provided elsewhere in this Agreement or in a separate written agreement.

     Joint ownership, if any, shall be controlled by Schedule B (attached hereto) of this Agreement.

     For future projects in which both parties cooperate toward jointly creating, inventing or discovering Material, the parties shall negotiate in good faith on a project-by-project basis to determine the extent to which such Material (and Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material) should be:

     (a) solely-owned by one party with a license under Section 1.4 to the other party; or

     (b)  owned jointly by the parties in accordance with Schedule B.

In such negotiation, the parties shall fairly consider the extent and significance of each party's respective contribution to the project, including for example but not limited to each party's respective level of funding, resources, pre-existing Material, and origination of initial concept. To the extent the parties determine that such Material (and Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material) should be owned jointly by the parties in accordance with Schedule B, the parties shall negotiate in good faith to determine the extent to which one party's or both parties' rights therein should be:

     (a) royalty-bearing in accordance with Section 3.0 and Section B.1 of Schedule B; or

     (b) fully paid-up notwithstanding Section 3.0 and Section B.1 of Schedule
B.

     1.6 Proprietary Markings. Licensee represents and warrants that it has retained, and shall retain (i.e. shall not remove, alter, deface, obscure or destroy), any and all proprietary and confidential notices and markings (e.g. including but not limited to Licensor's trademark, service mark, tradename, patent and copyright notices) on any and all originals and permitted copies of Licensor's Material.

     1.7 Export Laws. Licensee represents, warrants, agrees and certifies that it (a) has complied with, and shall comply with, the United States Foreign Corrupt Practices Act (regarding, among other things, payments to government officials) and all export laws and rules and regulations of the United States Department of Commerce or other United States or foreign agency or authority, and (b) has not, directly or indirectly, imported, exported, re-exported, or transshipped any of Licensor's Material in violation of any such laws, rules or regulations, and (c) shall not (and has not knowingly permitted any non-party to, and shall not knowingly permit any non-party to), directly or indirectly, import, export, re-export, or transship any of Licensor's Material in violation of any such laws, rules or regulations.

     1.8 Freedom of Action. Except as expressly provided to the contrary elsewhere in this Agreement, this Agreement shall not restrict either party from
(a) entering into or having similar agreements with non-parties, (b) do any activity in relation to competitive products and services, e.g. including but not limited to designing, developing, manufacturing, acquiring, advertising, marketing, selling, distributing, licensing, sublicensing or using competitive products and services, and (c) conducting its business in any manner it chooses.

     1.9 Source Code Escrow. Source Code escrow shall be controlled by Schedule F (attached hereto) of this Agreement.

     1.10 No Reverse Assembly. Notwithstanding anything to the contrary in this Agreement, to the extent legally permissible, Licensee represents and warrants that it (a) has not reverse assembled, reverse compiled, decrypted, extracted, or otherwise attempted to discover any Source Code (or other underlying Material) of Material licensed by Licensor to Licensee under Section 1.4, (b) shall not (and has used and shall use commercially reasonable efforts to ensure that its licensees and sublicensees do not, and has not knowingly caused or permitted any other non-party to, and shall not knowingly cause or permit any other non-party to) reverse assemble, reverse compile, decrypt, extract, or otherwise attempt to discover any Source Code (or other underlying Material) of Material licensed by Licensor to Licensee under Section 1.4.

2.0  Services

     2.1 Terms, Conditions, Fees & Invoices. Upon either party's request, the parties shall negotiate in good faith regarding terms and conditions for a party ("consulting party") to perform services reasonably requested by the other party ("requesting party"); provided however that such obligation shall automatically expire seven (7) years after a Trigger Event (but in no event shall such obligation expire before September 1, 2010). Neither party shall have any obligation to request any such services. In exchange for such services, the requesting party shall pay fees to the consulting party, but such fees shall not exceed the consulting party's then current standard rates for the consulting party's actual reasonable time expended directly in the consulting party's performance of such services.

     On a monthly basis only, no later than thirty-one (31) days after the end of a month in which the consulting party performs services for the requesting party under this Section 2.1, the consulting party shall provide to the requesting party an invoice that itemizes all hours (in such month) for which the consulting party has a bona fide reasonable good faith belief that payment is due under this Section 2.1. Within thirty-one (31) days after the requesting party's receipt of such invoice, the requesting party shall pay the consulting party for all fees itemized in such invoice, except to the extent that the requesting party notifies the consulting party of a bona fide reason for the requesting party's reasonable good faith belief that such invoice is not accurate (in which event the parties shall use commercially reasonable efforts to cooperate in good faith with one another toward investigating and resolving any such reason and non-payment).

     2.2 Non-Parties. Subject to the requirements of Exhibit C (attached hereto) of this Agreement, each party ("retaining party") may, at its sole and exclusive discretion, retain one or more non-parties to perform services under this Agreement. Notwithstanding the immediately preceding sentence, to the extent that such retained non-parties (other than Affiliates of the retaining party and their respective employees) are not employees of the retaining party:

     (a) the retaining party shall promptly identify, in writing, such retained non-parties to the other party; and

     (b) at any time, such other party shall have the right to object in writing to the retaining party's retention of any one or more of such retained non-parties who is not performing in a manner reasonably satisfactory to such other party and, in such event, the retaining party shall no longer retain such non-party to perform services under this Agreement.

     The retaining party shall ensure that such retained non-parties are covered by the minimum state-mandated workers' compensation insurance.

     The retaining party shall be responsible for and shall make all payments to such retained non-parties.

     2.3 Progress Reports. To the extent reasonably necessary for enabling compliance with regulatory requirements of Governmental Authorities, the parties shall cooperate in good faith to provide one another with progress reports concerning the performance of activities under this Agreement.

     2.4 Inspection. During the term of this Agreement, but only at such times and under such conditions as reasonably requested in advance, each party ("hosting party") shall permit the other party's representatives to visit and reasonably inspect the hosting party's properties and computer system (but only to the extent reasonably relating to this Agreement), and interview the hosting party's employees on topics reasonably relating to this Agreement. Such visits are not to unreasonably interfere with the hosting party's normal business operations.

     2.5 Security. To the extent that a party ("accessing party") accesses the other party's computer systems, the accessing party shall fully and completely comply with any and all of such other party's standard vendor and employee security policies, procedures, and requirements existing from time to time, to the extent that such other party notifies the accessing party reasonably in advance thereof.

     2.6 Expenses. The requesting party shall reimburse the consulting party for the consulting party's reasonable actual expenses (e.g. costs of travel, food, and lodging) that the consulting party directly incurs in performing activities for the requesting party under this Agreement, but only to the extent that such expenses are preapproved in writing by the requesting party.

     On a monthly basis only, no later than thirty-one (31) days after the end of a month in which the consulting party performs activities for the requesting party under this Agreement, the consulting party shall provide to the requesting party (a) an invoice that itemizes all expense reimbursements for such month that the consulting party believes are due under this Agreement and (b) original receipts for all such expenses reimbursements. Within thirty-one (31) days after the requesting party's receipt of such invoice, the requesting party shall reimburse the consulting party for all the requesting party-approved expenses itemized in such invoice, except to the extent that the requesting party notifies the consulting party of a bona fide reason for the requesting party's reasonable good faith belief that such invoice is not accurate (in which event the parties shall use commercially reasonable efforts to cooperate in good faith with one another toward investigating and resolving any such reason and non-payment).

     2.7 Management. The consulting party shall report directly to an individual designated in writing by the requesting party and shall perform activities in accordance with reasonable instructions, directions, requests, rules and regulations issued during the term of this Agreement by such individual. Each party agrees that the other party shall establish its working hours and work environment, as well as its specific strategies, actions, and methodologies for performing required activities under this Agreement. Each party agrees that any property situated on the other party's premises, including for example but not limited to material, filing cabinets, desks or other work areas, is subject to inspection by such other party personnel at any time with or without notice.

     2.8 Cooperation. Using commercially reasonable efforts, the requesting party shall supply to the consulting party reasonable access to the requesting party's personnel, resources and information reasonably requested by the consulting party in connection with the consulting party's activities under this Agreement, including but not limited to (a) reasonable access to the requesting party's computing network via ISDN modem in compliance with Section 2.5 and (b) reasonable access to the requesting party's appropriate personnel and documentation relating to the consulting party's activities under this Agreement.


     2.9 Maintenance Services. Maintenance Services shall be controlled by Schedule G (attached hereto) of this Agreement.

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3.0  Payment

     3.1 Royalty. Within thirty-one (31) days after the end of each month during the term of this Agreement, Licensee (as defined in Section 1.4) shall pay the Royalty to Licensor (as defined in Section 1.4), and Licensee shall deliver to Licensor a monthly written royalty report that details the underlying facts in support of the Royalty calculation. Such report shall be in a form and format to be mutually agreed upon by Licensor and Licensee.

     3.2  Definitions.

     "Royalty" shall mean the product of the Royalty Rate multiplied by NS (i.e. net sales) owed to Licensee (or any one or more of its Affiliates other than Licensor).

     "Royalty Rate" shall mean:

     (a) [*]

     (b) [*]

     (c) [*]

     "NS" shall mean only fees computed according to the following formula:

          NS = GS - [DED  (GS/(GS+OF))].

     "GS" (i.e. gross sales) shall mean only fees owed to Licensee (or any one or more of its Affiliates other than Licensor) by any non-party (other than Licensee's Affiliates) during the immediately preceding month for:

     (a) a license (or sublicense) to a Licensee Product,

     (b) a Data Maintenance service in connection with a Licensee Product,

     (c) a software maintenance service in connection with a Licensee Product, or

     (d) an on-line subscription service in connection with a Licensee Product;

provided however that:

     * such fees shall be no less than fair and reasonable fees in view of the fair and reasonable market value of such Licensee Product; and

     * GS shall exclude any fee (to the extent reasonable) owed to Licensee (or any one or more of its Affiliates other than Licensor) solely for
          (i) a license (or sublicense) to any Material other than a Licensee Product or (ii) a service solely in connection with such Material.

     "Licensee Product" shall mean:

     (a) if Trilogy is Licensee, a product (e.g. Trilogy Product) in which more than an insignificant amount (as reasonably determined in good faith by both parties) of Material licensed by pcOrder to Trilogy under
          Section 1.4 is (or becomes) embodied; and

     (b) if pcOrder is Licensee, a product (e.g. pcOrder Product) in which more than an insignificant amount (as reasonably determined in good faith by both parties) of Material licensed by Trilogy to pcOrder under
          Section 1.4 is (or becomes) embodied.

     "GS Transaction" shall mean any particular transaction in which any GS is owed to Licensee (or any one or more of its Affiliates other than Licensor).

     "GS Transaction Fee" shall mean any fee that is part of any GS Transaction.

     "OF" (i.e. other fees) shall mean only GS Transaction Fees, to the extent reasonable for such GS Transaction, owed during the immediately preceding month to Licensee (or any one or more of its Affiliates other than Licensor) solely for (i) a license (or sublicense) to any Material other than a Licensee Product or (ii) a service solely in connection with such Material

     "DED" (i.e. deductions) shall mean (a) any credit, discount, refund or rebate (to any one or more non-parties other than Licensee's Affiliates) actually granted during the immediately preceding month as part of a GS Transaction by Licensee (or by any one or more of its Affiliates other than Licensor), to the extent reasonable for such GS Transaction, and (b) any sales, use, value added or other tax (other than franchise tax or income tax) owed during the immediately preceding month as part of a GS Transaction by Licensee (or by any one or more of its Affiliates other than Licensor) to a Governmental Authority.

     3.3 Conversion. In calculating the Royalty due for any transaction made in any foreign currency, conversion to U.S. dollars shall be at a rate of exchange mutually agreed by the parties.

     3.4 Audit. During the term of this Agreement and for a period of two (2) years thereafter, each party and its Affiliates shall keep full and accurate books and records relating to Sections 3.1, 3.2 and 3.3, in accordance with standard business practices in the computer industry.

     No more frequently than once per twelve (12) month period (as measured on a rolling basis), either party ("auditing party") shall have the right to audit such books and records of the other party ("audited party") and the audited party's Affiliates), at the auditing party's expense, by providing thirty-one
(31) days' advance written notice to the audited party. The auditing party may conduct such audit either itself or through a reputable certified public accounting firm subject to the obligations of Schedule C.

     The audited party shall reasonably assist the auditing party in conducting such audit, without charge, and shall make such books and records available for inspection and copying and shall make personnel available for interviews as may be reasonably necessary to allow the auditing party to perform the audit.

     If any such audit reveals that the audited party has failed to properly account for and make at least ninety-five percent (95%) of all payments due under Section 3.1 to the auditing party, then the audited party shall, in addition to immediately paying the auditing party such past due payments, promptly reimburse the auditing party for its actual reasonable expenses incurred in conducting such audit.

     3.5 Freedom. Neither party is obligated to announce or market any product or service, and neither party guarantees the success of its marketing efforts (if any). Each party, at its sole and exclusive discretion, (a) shall be independently free to establish the prices and fees for its products and services and (b) may offer discounts against such prices and fees.

     3.6 Dollar amounts. Under this Agreement, all dollar amounts shall be paid within the United States in U.S. dollars by check drawn on (or wire transfer from) a United States bank account.

4.0   Term and Termination

      4.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue in effect until terminated by a party under Section 4.2 of this Agreement.

      4.2 Breach Termination. If a party ("breaching party") breaches this Agreement (e.g. including but not limited to royalty payment obligations under Section 3.0, or any other representation, warranty, covenant, obligation or agreement contained in this Agreement), then the other party ("terminating party") may unilaterally at its sole and exclusive discretion terminate this Agreement by providing the breaching party with a written notice of the termination that describes the breach. Such termination shall become effective thirty-one (31) days after the breaching party receives such written notice, unless such breach is cured within such thirty-one (31) days. If such breach (other than breach of a payment obligation) by its nature cannot be cured within such thirty-one (31) days, but can be cured within an additional sixty-two (62) day period thereafter, the breaching party may avoid such termination by taking reasonable and diligent steps to cure such breach, notifying the terminating party of such steps, progressing toward completion of such steps, and promptly completing such cure within such additional sixty-two (62) day period.

      Such termination shall be in addition to any other remedies to which the terminating party may be entitled. Termination of this Agreement shall be without penalty to the terminating party.

      A party who is responsible for any inadvertent unauthorized disclosure or delivery of the other party's Confidential Information shall not be deemed to have breached this Agreement if such responsible party satisfies its obligations under Section C.5.

      4.3 Termination Based on Business Status. A party (unilaterally at its sole and exclusive discretion) may terminate this Agreement by providing the other party with a written notice of the termination if such other party: (a) becomes insolvent; (b) makes a general assignment for the benefit of creditors;
(c) is adjudicated bankrupt; (d) admits in writing its insolvency or inability to pay its debts or perform its obligations in the ordinary course of business as they mature; or (e) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided however that such involuntary proceeding was not dismissed within sixty-two (62) days after it was instituted. Such termination shall become effective as of receipt by such other party of such written notice. If any of the events described in this Section 4.3 occur with respect to a party, such party shall promptly notify (in writing) the other party about the occurrence.

      4.4 Survival. Sections 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10, 3.0, 4.0,
5.0, 6.0, 7.0 and 8.0, and Schedules A, B, C, D, E, F and G shall survive termination of this Agreement in accordance with their terms and conditions. With respect to payment obligations that arise before the date of termination of this Agreement, such payment obligations shall survive termination of this Agreement. Except for such payment obligations, termination of this Agreement shall be without payment of any fee. A payment obligation shall be deemed to arise when such payment is scheduled to be paid under this Agreement. Irrevocable licenses shall not be affected by termination of this Agreement.

5.0   Warranty

      5.1  Representations and Warranties.   Notwithstanding anything to the
contrary in this Agreement, each party ("warranting party") represents and warrants that:

      (a) the warranting party has all right, power, and authority to enter into this Agreement;

      (b) there are no liens, encumbrances, or claims pending or threatened against the warranting party (or anyone else to the warranting party's knowledge) that relate to the rights and licenses granted by the warranting party in this Agreement;

      (c) the warranting party has access to expertise, knowledge, experience, ability, and know-how to perform all of its obligations under this Agreement;

     (d) all services performed by the warranting party under this Agreement shall be performed in a professional and workmanlike manner; and

     (e) to the extent that the warranting party delivers Material to the other party under Section 1.1, Section 1.2 or Section 2.0, and subject to the condition that such other party completely pays amounts owed to the warranting party under Sections 2.0 and 3.0, to the warranting party's knowledge after reasonable inquiry:

          (i) the warranting party (1) either owns or has sufficient rights to deliver such Material to such other party, and (2) either owns or has sufficient rights to grant the licenses (as granted elsewhere in this Agreement) under any and all Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material;

          (ii) such Material neither infringes nor violates any non-party's valid Intellectual Property Right;

          (iii) such Material does not contain any "back door", "time bomb", "drop dead device", or other computer software routines designed to permit access to or use of such Material or such other party's computer systems by an unauthorized Person, or to disable or erase at any time such Material or data processed therewith;

          (iv) such Material does not contain any virus or other contaminants that may corrupt or destroy any data it processes or disable any of its components;

          (v) such Material is free of Bugs in design, materials and workmanship; provided however that the warranting party and such other party agree that, due to the nature of such Material, the warranting party may be unable to detect, locate and correct all Bugs; and

          (vi) all time-and-date related aspects of Object Code will operate beyond December 31, 1999 ("Millennium Date Change") at the same level of functionality as would have otherwise existed in the absence of a Millennium Date Change.

     Except as expressly provided in this Section 5.1, anything provided by the warranting party to the other party in relation to this Agreement is provided "AS IS", without representation, warranty or covenant of any kind.

     5.2   Disclaimers.

     (a) EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, UNDER THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, IRRESPECTIVE OF WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY CUSTOM OR TRADE USAGE OR OTHERWISE, INCLUDING FOR EXAMPLE BUT NOT LIMITED TO WARRANTIES OF NON-INFRINGEMENT (EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT) AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (b) EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, UNDER THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES (i) REGARDING THE OTHER PARTY'S OR A NON-PARTY'S MODIFICATION TO A SERVICE OR MATERIAL OR (ii) THAT A SERVICE OR MATERIAL WILL MEET THE OTHER PARTY'S REQUIREMENTS OR (iii) THAT A SERVICE OR MATERIAL WILL OPERATE IN THE COMBINATIONS THAT MAY BE SELECTED BY SUCH OTHER PARTY OR (iv) THAT A SERVICE OR MATERIAL WILL OPERATE UNINTERRUPTED OR ERROR FREE.

6.0  Limitation of Liability

     6.1 Limitation of Liability. SUBJECT TO SECTIONS 6.4 AND 7.0 BUT NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY (NOR TO ANY PERSON OR PERSONS WHOSE CLAIM OR CLAIMS ARE BASED ON OR DERIVED FROM A RIGHT OR RIGHTS CLAIMED BY SUCH OTHER PARTY) FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING FOR EXAMPLE BUT NOT LIMITED TO LOST PROFITS, LOST SAVINGS, LOST REVENUES, OR LOSS OF BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, NEITHER PARTY SHALL BE LIABLE FOR ANY NON-PARTY CLAIM EXCEPT AS SET FORTH IN
SECTION 7.0 OF THIS AGREEMENT.

     6.2 Force Majeure. Subject to Sections 6.4 and 7.0 but notwithstanding anything to the contrary in this Agreement, neither party shall be liable under this Agreement for (or deemed in default of this Agreement by reason of) any failure, delay or interruption in performing any term or condition of this Agreement due to cause(s) entirely beyond the control of such party, including, without limiting the generality of the foregoing, strikes, boycotts, labor disputes, embargoes, acts of God, acts of public enemy, acts of Governmental Authority, natural disasters (e.g. fires, floods), riots, rebellion, shortages of materials or supplies; subject however to the condition that such party gives the other party written notice thereof promptly and, in any event, within thirty-one (31) days of discovery thereof and uses its best efforts to cure such cause. In the event of any such cause, the time for performance shall be extended for a period equal to the duration of such cause.

     6.3 Monetary Limitation. Subject to Sections 6.4 and 7.0 but notwithstanding anything else to the contrary in this Agreement, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY (INCLUDING LIABILITY TO ANY PERSON OR PERSONS WHOSE CLAIM OR CLAIMS ARE BASED ON OR DERIVED FROM A RIGHT OR RIGHTS CLAIMED BY SUCH OTHER PARTY) UNDER THIS AGREEMENT (EXCEPT
SECTION 7.0) EXCEED THE HIGHER OF:

     (a) ALL AMOUNTS PAID (COMPUTED AS OF THE DATE OF ANY FINAL JUDGMENT) BY pcOrder TO Trilogy UNDER THIS AGREEMENT; or

     (b) ALL AMOUNTS PAID (COMPUTED AS OF THE DATE OF ANY FINAL JUDGMENT) BY Trilogy TO pcOrder UNDER THIS AGREEMENT.

     6.4 Exception to Limitations. THE LIMITATIONS OF THIS SECTION 6.0 SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ITS OBLIGATIONS UNDER SCHEDULE C OF THIS AGREEMENT.

7.0  Indemnification

     Notwithstanding anything to the contrary in this Agreement (e.g. including but not limited to Section 6.0), each party ("indemnifying party") hereby agrees to and will defend, indemnify and hold harmless the other party (and its directors, officers, shareholders, employees and agents) for any claim (including but not limited to any liability, loss, claim, damage, cause of action and injury) against such other party (or its directors, officers, shareholders, employees and agents) by any non-party (other than such other party's Affiliates) to the extent based on an actual or alleged:

     (a) failure by the indemnifying party, to the extent not caused by such other party (or its directors, officers, shareholders, employees and agents), to perform any one or more of the indemnifying party's obligations under this Agreement,

     (b) breach of any one or more of the indemnifying party's representations or warranties,

     (c) failure by the indemnifying party to comply with government laws and regulations,

         (d) intentional or grossly negligent act or omission of the indemnifying party or any one or more of its employees, agents or contractors, or

         (e) to the extent that the indemnifying party delivers Material to such other party under Section 1.1, Section 1.2 or Section 2.0, (1) failure by the indemnifying party to either own or have sufficient rights to deliver such Material to such other party, (2) failure by the indemnifying party to either own or have sufficient rights to grant the licenses as granted elsewhere in this Agreement, (3) infringement (or violation) by such Material of a non-party's Intellectual Property Right, or (4) failure of all time-and-date related aspects of Object Code to operate beyond December 31, 1999 ("Millennium Date Change") at the same level of functionality as would have otherwise existed in the absence of a Millennium Date Change;

subject however to the condition that such other party:

             (1) promptly provides effective written notice of any such claim (e.g. the initial demand or the filing of a lawsuit, whichever is earlier, by such non-party) to the indemnifying party,

             (2) allows the indemnifying party to control the defense of the claim and settlement negotiations, including but not limited to selection of legal counsel, and

             (3) fully cooperates with the indemnifying party in such defense and settlement negotiations, including but not limited to providing the indemnifying party with all available information, assistance, authority, and cooperation to enable the indemnifying party to defend and settle the claim.

         In defending, indemnifying and holding harmless such other party, the indemnifying party shall reimburse such other party for all costs and expenses, including reasonable attorneys' fees, incurred by such other party in connection with such claim.

         Notwithstanding anything to the contrary in this Agreement: (a) neither party shall have any obligation to defend, indemnify and hold harmless such other party (or its directors, officers, shareholders, employees and agents) for any claim against such other party (or its directors, officers, shareholders, employees and agents) by any non-party based on such other party's or a non-party's actual or alleged modification to a service or Material; and (b) if a service or Material becomes or (in the indemnifying party's opinion) is likely to become, the subject of any claim by any non-party, such other party shall permit the indemnifying party (at the indemnifying party's sole option and expense) to modify such service or Material in order to avoid such claim.

8.0      Miscellaneous

         8.1 Independent Contractor Status. Each party is and shall remain at all times an independent contractor, and nothing in this Agreement shall be deemed to create a joint venture, partnership, employment, franchise, master-servant, or agency relationship between the parties. Neither party has the right of authority to assume or to create any obligation or responsibility on behalf of the other.

         8.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of either party. Neither party may, without the prior written consent of the other party, assign or transfer any right (other than a right to receive payment) under or obligation incurred under this Agreement. Such consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, either party may assign this Agreement, without the other party's consent, only to any non-party that succeeds by operation of law to, purchases, or otherwise acquires substantially all of the assets of such assigning party and expressly assumes in writing such assigning party's obligations under this Agreement; subject however to the condition that such assigning party shall continue being subject to such obligations under this Agreement notwithstanding such assignment.

         8.3 Governing Law. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be deemed entered into in Texas and shall be governed by and construed and interpreted in accordance with the laws of the State of Texas that apply to contracts executed in and performed entirely within the State of Texas, without reference to any rules of conflict of laws. With respect to any suit, action or other proceeding arising from (or relating to the relationship created by) this Agreement, the parties hereby agree to non-exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas (and any Texas State Court within Travis County, Texas).

         8.4 Legal Fees. If an action is brought to enforce any provision or declare a breach of this Agreement, the non-prevailing litigant shall pay (to the prevailing litigant, in addition to any other amounts awarded) the costs of such action. Such costs shall include all reasonable fees of the action and all reasonable costs incurred in obtaining any interim relief if such relief was granted at the request of the prevailing litigant, all reasonable legal and other related costs and expenses, including attorneys' fees, expert witness fees, costs of appeal, and all other reasonable out-of-pocket expenses incurred by the prevailing litigant in connection with such action.

         8.5 Taxes. The requesting party (and the Receiving Party, as applicable), as such term is used elsewhere in this Agreement, represents and warrants that it shall directly pay Governmental Authorities all taxes (e.g. sales and use taxes) where applicable, and any other governmental charges levied, imposed or assessed on licenses, services and Material supplied to such party under this Agreement, excluding however ordinary personal property taxes assessed against or payable by the other party, taxes based upon the other party's net income and the other party's corporate franchise taxes.

         8.6 Notice. Any notice under this Agreement shall be (a) in writing,
(b) addressed to a party's Contact Person at the address set forth below (or as expressly designated by such party in a subsequent effective written notice referring specifically to this Agreement), (c) sent in a manner requiring a signed receipt, such as courier delivery, Federal Express delivery, or registered (or certified) mail, return receipt requested, and (d) deemed effective upon receipt.

         If to pcOrder:

                  pcOrder.com, Inc.
                  5000 Plaza on the Lake, Suite 100
                  Austin, TX  78746

         If to Trilogy:

                  Trilogy Software, Inc.
                  6034 West Courtyard Drive
                  Austin, Texas  78730

         8.7 Enforceability. If a portion of this Agreement is determined to be or becomes unenforceable or illegal, then such portion shall be reformed or eliminated to the extent necessary for this Agreement to be enforceable and legal, and the remainder of this Agreement shall remain in effect in accordance with its provisions as modified by such reformation or elimination.

         8.8 Waiver. No breach or provision of this Agreement shall be deemed waived or excused, unless such waiver or excuse is in writing and signed by an authorized agent of the waiving or excusing party. The failure by (or delay of) either party in enforcing (or exercising) any of its rights under this Agreement shall: (a) not be deemed a waiver or excuse of such right or of any breach of the same or different provision of this Agreement, and (b) not prevent a subsequent enforcement (or exercise) of such right.

         8.9 Headings. Titles and headings of paragraphs and sections within this Agreement are provided merely for convenience and shall not be used or relied upon in construing this Agreement or the parties' intentions with respect thereto.

         8.10 Counterparts This Agreement may be signed in multiple counterparts, provided however that each party shall receive a counterpart fully signed by the other party.

         8.11 Bankruptcy. If either party suffers an insolvency, and either a debtor-in-possession or the trustee in a case under the Bankruptcy Code rejects this Agreement as permitted in the Bankruptcy Code, then the other party may elect to retain its rights (including all licenses) under this Agreement to the maximum extent provided in Section 365(n) of the Bankruptcy Code.

         8.12 Mutual Negotiations. Each provision of this Agreement shall be fairly interpreted and construed in accordance with its provisions and without any strict interpretation or construction in favor of or against either party.

         8.13 Expenses. Except as expressly provided to the contrary elsewhere in this Agreement (e.g. including but not limited to Section 2.0), each party shall bear all of its own costs and expenses arising from its obligations and activities under this Agreement, including but not limited to costs and expenses for Intellectual Property Rights, facilities, work spaces, utilities, management, employees, supplies and travel.

         8.14 Full Agreement. This Agreement, including its Schedules, constitutes the sole and exclusive terms and conditions between the parties relating to the subject matter hereof and supersedes all prior discussions, writings, negotiations, understandings and agreements with respect thereto, including the June 1, 1996 Reseller Agreement (which is hereby terminated as of June 1, 1996 in its entirety, notwithstanding anything to the contrary therein) and the June 1, 1996 Master License Agreement (which is hereby terminated as of June 1, 1996 in its entirety, notwithstanding anything to the contrary therein), and (subject to Section 8.7) shall not be amended except by a written amendment that is completely executed by authorized agents of both parties. Each party hereby acknowledges its full receipt and satisfaction of all payments scheduled to be paid (by the other party) on or before the Effective Date, including for example but not limited to Trilogy's full receipt and satisfaction of (a) a payment by pcOrder on or about June 1, 1996 of [*] retroactive to July, 1993 and
(b) royalty payments scheduled to be paid (by pcOrder) on or before the Effective Date. Such payments were partial consideration in exchange for former obligations. Accordingly, no such payment shall be refunded, and no such payment shall satisfy or reduce any payment owed by a party to the other party under this Agreement. By signing below, each of the parties acknowledges that it has read, understands and agrees to this Agreement as being effective for all purposes as of the Effective Date, notwithstanding any later date set forth below.

pcOrder                                 Trilogy



By:      /s/ Christina C. Jones         By:      /s/ Joseph A. Liemandt
   __________________________________      ____________________________________
         (authorized signature)                  (authorized signature)

Name:    Christina C. Jones             Name:    Joseph A. Liemandt

Title:   President                      Title:   President & Chief Executive
                                                 Officer

Date:    ____________________________   Date:    _____________________________

                                   Schedule A

                                   Definitions
                                   -----------

         "Affiliates" shall mean any entity that is required by generally accepted accounting principles to be consolidated with a party for financial reporting purposes.

         "Bugs" shall mean defects, problems, logical errors, and bugs.

         "Computer E-Commerce Product" shall mean any network based electronic commerce product for enabling sales, purchasing, marketing, or distribution within the computer products market, including but not limited to the markets for personal computers, servers, workstations, related software, related storage devices, related peripherals, and related data communications equipment.

         "Confidential Information" shall mean any trade secret or confidential Material of a party ("Disclosing Party") disclosed or delivered (e.g. including but not limited to giving access to Material, such as may be contained in a database) by the Disclosing Party to the other party ("Receiving Party"); provided however that to be deemed Confidential Information, the Material (a) if in tangible (e.g. including but not limited to electronic) form, must be prominently designated by the Disclosing Party as being either "proprietary," "confidential," "trade secret," or words of similar importance, in writing provided to the Receiving Party at the time when the Material is initially disclosed or delivered to the Receiving Party, whichever is earlier, or (b) if disclosed orally to the Receiving Party, must be identified by the Disclosing Party to the Receiving Party as being either proprietary, confidential, or trade secret Material at the time of such disclosure, subject however to the condition that the Disclosing Party provides to the Receiving Party a written summary of such orally disclosed Material no later than thirty-one (31) days after such disclosure. Notwithstanding the immediately preceding sentence, Confidential Information shall include Source Code, irrespective of whether so designated as being "proprietary," "confidential," "trade secret," or words of similar importance, and Confidential Information shall not include:

         (a) any Material that is publicly known or available, or becomes publicly known or available, without the Receiving Party breaching this Agreement;

         (b) any Material that has been publicly disclosed by the Disclosing Party or is delivered by the Disclosing Party to a non-party without an obligation of confidence;

         (c) any Material already (i.e., prior to receipt by the Receiving Party) rightfully in the possession of the Receiving Party (or any one or more of its Affiliates other than the Disclosing Party) without an obligation of confidence;

         (d) any Material that is rightfully received by the Receiving Party (or any one or more of its Affiliates other than the Disclosing Party) from a non-party without an obligation of confidence; or

         (e) any Material that is independently developed by Receiving Party (or any one or more of its Affiliates other than the Disclosing Party) without using Confidential Information of the Disclosing Party.

         "Data Maintenance" shall mean updates to, changes to, new releases of, and other maintenance of data, databases, or any other compilation of data.

         "Escrow Agent" shall mean (a) Data Securities International, Inc. ("DSI"), a Delaware Corporation, and (b) any other non-party to the extent mutually agreed upon by the parties.

         "Governmental Authority" shall mean any domestic or foreign governmental: court, administrative agency, commission, board, bureau, agency, tribunal, instrumentality, authority, department, or political subdivision.

         "Intellectual Property Rights" shall mean any patent, trade secret, confidential Material, know-how, show-how, maskwork right, copyright (e.g. including but not limited to any Moral Right), and any other intellectual property protection and intangible legal rights and interests, of any one or more countries, including for example but not limited to (a) any Person's publicity or privacy right, (b) any utility model or application therefor, (c) any industrial model or application therefor, (d) any certificate of invention or application therefor, (e) any application for patent, including for example but not limited to any provisional, divisional, reissue, reexamination or continuation application, (f) any substitute, renewal or extension of any such application, and (g) any right of priority resulting from the filing of any such application.

         "Material" shall mean: (a) any work of authorship, idea, procedure, process, system, method, concept, principle, discovery, invention, art, machine, manufacture, composition of matter, material, improvement, formula, pattern, device, compilation, information, list, article, code, matter, program, technique, apparatus, algorithm, design, circuitry, hardware, firmware, software, product or data, irrespective of whether patentable or copyrighted, and (b) any portion, copy and extract of such Material, in tangible or intangible form, in any media.

         "Moral Rights" shall mean (a) any right of paternity or integrity, (b) any right to claim authorship or require authorship identification, (c) any right to object to distortion, mutilation or other modification of, or other derogatory action in relation to, a work of authorship, and (d) any similar right existing under judicial or statutory law of any country or under any treaty, irrespective of whether such right is generally referred to as a "moral right".

         "Object Code" shall mean computer software code, in electronic form, that (a) is executable by a computer system without further processing by a software compiler, assembler or interpreter and (b) results when Source Code is processed by a software compiler, assembler or interpreter.

         "pcOrder Activities" shall mean (a) to use, make, reproduce, prepare derivative works based upon, license, offer to license, import, export, publish, distribute, perform, display, advertise, market, promote, service and/or support any one or more pcOrder Products in Object Code form (and, with regard to data, database form) only, and/or to offer to do so, and/or to sublicense any one or more non-parties to do so, and/or (b) to deposit any one or more pcOrder Products in Source Code form with an Escrow Agent, exercising the same care and discretion (but not less than commercially reasonable care and discretion according to the value of such Source Code) to prevent and restrain any release of such Source Code to another non-party as pcOrder employs with respect to its own Source Code of similar importance that it does not wish to have released.

         "pcOrder Contact Person" shall mean pcOrder's Chief Financial Officer or any other individual designated by pcOrder in an effective written notice to Trilogy.

         "pcOrder Product" shall mean:

         (a) any product identified in Schedule E, in the forms (and versions) thereof existing on or before the Effective Date;

         (b) any other product of pcOrder (or any one or more of its Affiliates), but only to the extent that such product is a Computer E-Commerce Product; and

         (c) any other product of pcOrder but only to the extent approved in writing by Trilogy on a case-by-case basis for a particular customer receiving a particular product.

         "Person" shall mean any individual, firm, corporation, partnership, group, trust, joint venture, limited liability company or partnership, Governmental Authority or other entity.

         "Pre-Trigger Products" shall mean all products that are generally available, before a Trigger Event, from Trilogy (or any one or more of its Affiliates other than pcOrder) to its or their general customer base.

         "Source Code" shall mean computer software code, in electronic form, that is (a) executable by a computer system only with further processing by a software compiler, assembler or interpreter, and (b) suitable and sufficient to permit a reasonably skilled software engineer to develop, install, implement, regenerate, modify, enhance, adapt, change, translate, maintain and support computer software, and to prepare derivative works based thereupon.

         "Trigger Event" shall mean (a) a Trilogy Change of Control or (b) an event in which pcOrder ceases being an Affiliate of Trilogy.

         "Trilogy Activities" shall mean (a) to use, make, reproduce, prepare derivative works based upon, license, offer to license, import, export, publish, distribute, perform, display, advertise, market, promote, service and/or support any one or more Trilogy Products in Object Code form (and, with regard to data, database form) only, and/or to offer to do so, and/or to sublicense any one or more non-parties to do so, and/or (b) to deposit any one or more Trilogy Products in Source Code form with an Escrow Agent, exercising the same care and discretion (but not less than commercially reasonable care and discretion according to the value of such Source Code) to prevent and restrain any release of such Source Code to another non-party as Trilogy employs with respect to its own Source Code of similar importance that it does not wish to have released.

         "Trilogy Change of Control" shall mean only a merger, consolidation, acquisition or similar business combination, irrespective of whether Trilogy is the surviving or ultimate entity, in which more than fifty percent (50%) of the issued and outstanding voting power of Trilogy becomes controlled, directly or indirectly through proxy or through one or more subsidiaries, by a non-party who did not have such control before the Effective Date.

         "Trilogy Contact Person" shall mean Trilogy's Chief Financial Officer or any other individual designated by Trilogy in an effective written notice to pcOrder.

         "Trilogy Product" shall mean:

         (a) any product identified in Schedule D, in the forms (and versions) thereof existing on or before the Effective Date;

         (b) before a Trigger Event, and after expiration of the first five (5) years immediately following a Trigger Event (but in no event shall such expiration occur before September 1, 2008 after a Trigger Event), any other product of Trilogy (or any one or more of its Affiliates); and

         (c) during the first five (5) years immediately following a Trigger Event (but in any event at least until September 1, 2008 following a Trigger Event), any other product of Trilogy (or any one or more of its Affiliates), but only to the extent that such product is: (i) not a Computer E-Commerce Product, or (ii) a Computer E-Commerce Product without any portion of the Material identified in Category B-2 of Schedule E (and updates to, changes to, and new releases of such Material to the extent owned by pcOrder), or (iii) approved in writing by pcOrder on a case-by-case basis for a particular customer receiving a particular product.

                                   Schedule B

                                Joint Inventions
                                ----------------

         "Joint Inventions" shall mean any and all discoveries or inventions qualifying for patent protection under 35 U.S.C. Section 101 if at least one employee and/or contractor of pcOrder and at least one employee and/or contractor of Trilogy are properly named inventors pursuant to 35 U.S.C. ss. 116.

         "Joint Copyrights" shall mean any and all original works of authorship qualifying for copyright protection under 17 U.S.C. ss. 102 if created by at least one employee and/or contractor of pcOrder and at least one employee and/or contractor of Trilogy.

         "Joint Intellectual Property" shall mean any and all Joint Inventions, Joint Copyrights, and other Intellectual Property Rights if created, invented or discovered by at least one employee and/or contractor of pcOrder and at least one employee and/or contractor of Trilogy.

         B.1 Ownership. Subject to any right of any non-party, and subject to each party's sole ownership of its Intellectual Property Rights which dominate Joint Intellectual Property, any and all Joint Intellectual Property shall be owned jointly in equal and undivided interests by the parties in their joint names. Each party shall (a) execute any and all documents necessary to effectuate such equal and undivided interests of the parties in Joint Intellectual Property; and (b) treat Joint Intellectual Property for all purposes (e.g. including but not limited to Section 3.0) of this Agreement in the same manner as such party treats the other party's solely-owned Material delivered under this Agreement (and Intellectual Property Rights that may cover (or be available in, or result from, or be granted pursuant to) such Material).

         B.2 Cooperation. The parties shall reasonably consult with one another in deciding whether (and to what extent) to enforce or defend Joint Intellectual Property. Each party ("Cooperating Party") shall (at the request of the other party, or any of its successors, assigns, nominees, representatives and designees) cooperate and do everything that such other party (or any one or more of its successors, assigns, nominees, representatives and designees) may reasonably consider necessary or appropriate to assist such other party (and its successors, assigns, nominees, representatives and designees) to prepare and make filings in any and all countries to apply for, prosecute, register, evidence, defend, obtain, hold, secure, vest title to, protect, perfect, maintain, uphold and enforce any and all Joint Intellectual Property.

         Such cooperation includes for example but is not limited to: (a) communicating to such other party (and its successors, assigns, nominees, representatives and designees) any Material relating to conception or reduction to practice or prosecution of any or all Joint Intellectual Property; (b) testifying and rendering prompt assistance and cooperation in any and all legal proceedings (e.g. including but not limited to any opposition, cancellation proceeding, interference proceeding, priority contest, public use proceeding, reexamination proceeding, and court proceeding) involving any or all Joint Intellectual Property; and (c) executing (or causing to be executed) any and all assignments, oaths, declarations, powers of attorney, and other instruments and documents.

         B.3 Power of Attorney. If the Cooperating Party fails or refuses to execute any such assignment, oath, declaration, power of attorney, instrument or document, the Cooperating Party hereby appoints such other party (and its successors and assigns) as the Cooperating Party's true and lawful attorney-in-fact (such power of attorney being irrevocable by the Cooperating Party and coupled with an interest in favor of such other party and its successors and assigns), with full power of substitution, to execute such assignments, oaths, declarations, powers of attorney, and other instruments and documents in the name and stead of the Cooperating Party but on behalf of and for the benefit of such other party and its successors and assigns, irrespective of whether in the name of the Cooperating Party or such other party or otherwise.

         B.4 Expenses. All expenses associated with Joint Intellectual Property, including for example but not limited to the expenses of preparing and making filings as described further hereinabove, shall be equally shared between the parties. Notwithstanding the foregoing, either party may elect not to equally share in all or a portion of such expenses with the other party, in which case the other party shall have the right (but no responsibility or obligation) to prepare and make such filings and shall have full control over such non-shared portion of such filings, even though title to any and all Joint Intellectual Property shall be jointly owned by the parties in their joint names.

                                   Schedule C

                                 Confidentiality
                                 ---------------

         C.1 Order of Precedence. Disclosure, delivery and treatment of Confidential Information between the parties shall be governed under this Schedule C of this Agreement.

         C.2 Confidentiality of Agreement. Notwithstanding anything to the contrary in this Agreement, each party shall treat the provisions of this Agreement (including but not limited to any and all addenda, schedules, exhibits and amendments thereof) as being the other party's Confidential Information; provided however that each party unilaterally may publicly disclose to non-parties the existence of its relationship with the other party.

         C.3 Authorized Disclosure. Subject to Section C.4, a party ("Receiving Party") that receives (before or during the term of this Agreement) Confidential Information of the other party ("Disclosing Party") is hereby authorized to disclose and/or deliver such Confidential Information to:

         (a) any one or more employees of the Receiving Party (or any one or more of its Affiliates) having a need to know for the purposes of this Agreement or for the performance of licensed activities under this Agreement,

         (b) any one or more non-parties having a need to know for the performance of licensed activities under this Agreement, but only on behalf of and for the sole benefit of the Receiving Party and/or the Disclosing Party and/or any one or more Affiliates thereof, and

         (c) any one or more other non-parties after the Receiving Party obtains prior written consent of an authorized agent of the Disclosing Party with respect to such non-party;

provided however that: before disclosure or delivery of the Disclosing Party's Confidential Information to any non-party, the Receiving Party shall have in place with such non-party an agreement sufficient to require that such non-party treat such Confidential Information in accordance with the Receiving Party's obligations under this Agreement.

         C.4 Obligations and Rights.

         (a) Care and Discretion. The Receiving Party hereby agrees that, for a period of ten (10) years after the Receiving Party receives the Disclosing Party's Confidential Information, the Receiving Party shall exercise the same care and discretion (but not less than commercially reasonable care and discretion according to the value of such Confidential Information) to prevent and restrain any unauthorized use, disclosure, delivery, publication, dissemination, accessibility or reproduction of such Confidential Information (irrespective of its media or whether in tangible or intangible form) as the Receiving Party employs with respect to its own Material of similar importance that it does not wish to have used, disclosed, delivered, published, disseminated, accessed or reproduced.

         (b) Authorized Use. Within the scope of and subject to licenses granted elsewhere in this Agreement, the Receiving Party may use the Disclosing Party's Confidential Information for any purpose that does not violate the Receiving Party's obligations under the immediately preceding paragraph, but the Receiving Party shall prevent and restrain its other use of such Confidential Information without prior written consent of an authorized agent of the Disclosing Party.

         (c) Return of Confidential Information. In response to written request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party (or certify to the Disclosing Party that the Receiving Party has destroyed) all tangible forms of such Confidential Information, except Confidential Information accessed by the Receiving Party under Section 1.1 or
Section 1.2; provided however that (i) the Receiving Party may retain one archival copy of such Confidential Information to be used only for the purposes set forth in Section C.6 of this Agreement and (ii) this Section C.4(c) shall not be applied to require the return (to the Disclosing Party) or destruction of any Confidential Information already (i.e. before the Receiving Party receives such written request) licensed to the Receiving Party under Section 1.3 of this Agreement.

         (d) Ownership. As between the parties, the Disclosing Party shall solely own the Disclosing Party's Confidential Information, notwithstanding disclosure or delivery to the Receiving Party of such Confidential Information.

         (e) No Obligation to Disclose. Except as expressly provided to the contrary elsewhere in this Agreement, this Agreement does not require either party to disclose, deliver or receive Material.

         C.5 Inadvertent Unauthorized Disclosure. If the Receiving Party is responsible for any inadvertent unauthorized activity in relation to the Disclosing Party's Confidential Information (e.g. including but not limited to inadvertent unauthorized use, disclosure, delivery, publication, dissemination, accessibility or reproduction), then the Receiving Party shall immediately notify the Disclosing Party in writing and use its best efforts to prevent any further unauthorized activity and to mitigate the consequences of such inadvertent unauthorized activity.

         C.6 Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, disclosure by the Receiving Party of the Disclosing Party's Confidential Information shall be permitted if such disclosure is:

         (a) in response to a request or order of a Governmental Authority; provided however that the Receiving Party shall first have notified the Disclosing Party in writing of such request or order, and the Disclosing Party (at its option) shall have had thirty-one (31) days (or shorter time if required by such request or order) to obtain a protective order, and the Receiving Party shall limit its disclosure to only such Confidential Information that is required to be disclosed by such request or order;

         (b) otherwise required by law;

         (c) necessary to establish the Receiving Party's rights under this Agreement; or

         (d) pursuant to the prior written consent of an authorized agent of the Disclosing Party.

         C.7 Injunctive Relief. In the event of a breach or threatened breach by the Receiving Party of any provision of this Schedule C, then the Receiving Party hereby acknowledges and agrees that the Disclosing Party (a) will suffer immediate irreparable harm and significant injury and loss which would be difficult to ascertain and which would not be fully compensable by damages alone and (b) shall have the right to seek immediate temporary or permanent injunctive relief, specific performance or other equitable relief, without prejudice to any other rights and remedies available to the Disclosing Party under this Agreement.

         C.8 Reassignment of Employees. Nothing in this Agreement creates any obligation in any way limiting or restricting assignment and/or reassignment of employees within or between either party's departments, divisions and Affiliates.

                                   Schedule D

                                    Trilogy
                                    -------

SalesBUILDER
         Applications:
                  3D
                  Attribute Selection Engine (ASE)
                  Checker
                  Client Server
                  Connections Model Pack
                  Database Bridge
                  Enterprise Manager
                  EWC Model Pack
                  Instaload
                  Model Bundler
                  Needs Analysis Model Pack
                  OrderBUILDER
                  PriceBUILDER
                  QuoteBUILDER
                  Sales BUILDER Engine
                  SalesBUILDER EWC Interface
                  SalesBUILDER for Windows
                  SBW/QB
                  Selection Sets
                  Shared Memory
                  System Specification Language
                  Upgrades Model Pack
         Tools:
                  ASE Maint
                  CodeWrite Model Extension
                  ComponentEDITOR
                  Engine Macro API
                  FormBUILDER ModelDebugger (MDE) PCM Manager API SalesBUILDER Engine API Kit SalesBUILDER Translator Selection Set API Kit
         Models:
                  Trilogy Computer Industry Model
         Languages:
                  Configuration Modeling Language

Selling Chain
         Applications:
                  SC Backbone
                  SC Catalog
                  SC Commission
                  SC Commission Dashboard
                  SC Config
                  SC Config PowerPak
                  SC Contract Manager
                  SC DiagramServer
                  SC Explorer
                  SC FormServer
                  SC Portfolio
                  SC Pricebook
                  SC Pricer
                  SC Pricer (Engine)
                  SC Process Manager
                  SC Promotion Manager
                  SC Proposal
                  SC Quote
                  SC Rating Manager
                  SC Replicator Engine
                  SC Report
                  SC Web Application Server
                  SC Web Backbone
                  SC Workspace

         Tools:
                  SC Backbone SDK
                  SC Catalog Manager
                  SC Commission Manager
                  SC Config Manager
                  SC Config PowerPak Manager
                  SC Object Studio
                  SC Pricer Manager
                  SC Report Toolkit

Trilogy Architecture Products
         Applications:
                  Trilogy Backbone COM
                  Trilogy Backbone Java
                  Trilogy FFC-Com
                  Trilogy FFC-Html
                  Trilogy FFC-Java
                  Trilogy Object Manager
                  Trilogy Replicator
                  Trilogy Report
                  Trilogy Workspace
         Tools:
                  Trilogy Backbone SDK
                  Trilogy Replicator Manager
                  Trilogy Report Manager

ERP Integration Products
         Applications:
                  Trilogy Checker Server for SAP
                  Trilogy Order Entry for Oracle Applications
                  Trilogy Order Entry for SAP
                  Trilogy Pricer Bridge
                  Trilogy Pricer Bridge for Oracle Applications
                  Trilogy Pricer Bridge for SAP

IBM Java Products
         Applications:
                  Catalog
                  Customer Browser
                  Lotus Notes Backbone
                  Proposal
                  Quote

Channel Chain

                                   Schedule E

                                     pcOrder
                                     -------

                                   Category A
                                   ----------

pcOrder Online Client (TechBuyer)
         pcOrder Online Client Class/Category/Vendor Search pcOrder Online Client Keyword Product Search pcOrder Online Client SKU Based Product Lookup pcOrder Online Client Attribute Based Search pcOrder Online Client Quoter pcOrder Online Client Needs Analysis Wizard pcOrder Online Client Search and Replace pcOrder Online Client Configuration Checker pcOrder Online Client Pricing Profile Maintenance pcOrder Online Client Pricing and Availability Alerts pcOrder Online Client Lease Pricing Module pcOrder Online Client Credit Application Maintenance pcOrder Online Client Datasheets pcOrder Online Client Product Comparison

pcOrder Web Storefront
         pcOrder Web Storefront Quote
         pcOrder Web Storefront Build Wizard
         pcOrder Web Storefront Search and Replace pcOrder Web Storefront Configuration Checker pcOrder Web Storefront Class/Category/Vendor Search pcOrder Web Storefront Keyword Product Search pcOrder Web Storefront SKU Based Product Lookup pcOrder Web Storefront Standards Management pcOrder Web Storefront Catalog Subsetting pcOrder Web Storefront Cross Sell/Upsell

pcOrderAPI Client Communication Module
pcOrder Application Server Suite
         pcOrder Application Server Class/Category/Vendor Search pcOrder Application Server Keyword Product Search pcOrder Application Server SKU Based Product Lookup pcOrder Application Server Attribute Based Search pcOrder Application Server Pricing pcOrder Application Server Needs Analysis (Configuration) pcOrder Application Server Search and Replace pcOrder Application Server Configuration Checker pcOrder Application Server Pricing Profiles pcOrder Application Server Pricing and Availability Alerts pcOrder Application Server Lease Pricing Module pcOrder Application Server Datasheets pcOrder Application Server Product Comparison pcOrder Application Server Catalog Subsetting pcOrder Application Server Cross Sell/ Upsell pcOrder Application Server Enterprise Manager pcOrder Application Server Client/Server pcOrder Application Server Little Sister Process Monitor pcOrder Application Server Model Update Process (MUP) pcOrder Application Server Model Control Process (MCP)

pcOrder Models
         pcOrder Computer Industry Model
         pcOrder IBM AAP Model
         pcOrder Compaq CTO Model

pcOrder Customer Desktop

CommerceStation Suite
         CommerceStation Catalog
         CommerceStation Quote
         CommerceStation Referral
         CommerceStation Locator
         CommerceStation Order
         CommerceStation Config
         CommerceStation Price
         CommerceStation SAP Bridge
         CommerceStation User Maintenance
         CommerceStation Partner Maintenance
         CommerceStation Catalog Maintenance
         CommerceStation Price Maintenance

                                  Category B-1
                                  ------------

pcOrder Online Client Customer Profiles

pcOrder Online Client Lease Documentation Maintenance

pcOrder Application Server Monitoring and Control Suite pcOrder Alert Monitor pcOrder Keyword Search Data Update Process pcOrder Server Registry Monitor
`        pcOrder Server Registry Propagator
         pcOrder Server Event Notification Module

ChannelTrack Market Analysis Tool

pcOrder Realtime Pricing Modules
         Techdata
         Ingram Micro
         MicroAge
         GE

pcOrder User Administration Tool
pcOrder Catalog Subsetting Tool
pcOrder Web Storefront Setup Tool

pcOrder Leasing Maintenance Tool Suite
         pcOrder Leasing Reseller Defaults Maintenance pcOrder Leasing Residual Maintenance pcOrder Leasing Tier Maintenance pcOrder Leasing Yield Maintenance pcOrder Leasing Usury Limit Maintenance

pcOrder Consulting Products
         pcOrder Kingston Memory Advisor
         pcOrder MCI Tax and Freight Module
         pcOrder MCI PO Server
         pcOrder MCI Customer Search Module
         pcOrder MCI Order Entry Module
         pcOrder Avnet Order Entry Module

pcOrder Web StoreFront Template Set
         pcOrder Customizable Template Set
         pcOrder HP ESPP Template Set
         pcOrder Customer Search Tool Template Set pcOrder Web Storefront Template Parser/HTML generator

                                  Category B-2
                                  ------------

VIPER (Valued Information Partner Entry Resource)
VIPER Metadata Maintenance Tool

pcOrder Data Capture

pcOrder Data Model Test Suite
         Test Case Database
         Test Case Generation Tools
         Test Track

pcOrder Workflow Management Tools
         SKU Tracker
         Catulator

pcOrder Pricebook Import Process Suite
         Murphy's Lawyer
         Pricebook Specific Import Scripts

pcOrder product content database

                                   Schedule F

                               Source Code Escrow
                               ------------------

         "Deposited Code" shall mean:

         (a) reasonably commented Source Code (but only to the extent owned by or sufficiently licensed to Licensor) of Material that Licensor has delivered to Licensee under Section 1.1, Section
             1.2 or Section 2.0; and

         (b) non-commercially available documentation (in hardcopy and, if available, electronic form) suitable and sufficient to permit a reasonably skilled software programmer without undue burden to create, install, test, maintain, support, reproduce and use such Material and to prepare derivative works based thereupon.

         "Release Event" shall be deemed to occur only if Licensor (as defined in Section 1.4):

         (a) becomes insolvent;

         (b) makes a general assignment for the benefit of creditors;

         (c) is adjudicated bankrupt;

         (d) admits in writing its insolvency or inability to pay its debts or perform its obligations in the ordinary course of business as they mature;

         (e) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided however that such involuntary proceeding was not dismissed within sixty-two (62) days after it was instituted; or

         (f) breaches its obligation under Schedule G to use commercially reasonable efforts toward supplying a correction in response to a Severity 1 Bug or a Severity 2 Bug, provided however that Licensee provides Licensor with a written notice that describes such breach and such breach is not cured within thirty-one (31) days after Licensor receives such written notice.

         F.1 Deposit. In response to a written request by Licensee (as defined in Section 1.4), and at Licensee's expense: Licensor, Licensee and the Escrow Agent will enter into a written escrow agreement (the "Escrow Agreement") to be negotiated by the parties in good faith and pursuant to which Licensor will deposit the Deposited Code in escrow with the Escrow Agent.

         F.2 Release. The Escrow Agreement would instruct the Escrow Agent to make the Deposited Code available to Licensee only upon occurrence of a Release Event. Also, the Escrow Agreement would instruct the Escrow Agent to notify Licensor in writing before delivering the Deposited Code to Licensee. Moreover, the Escrow Agreement would provide that delivery of the Deposited Code to Licensee would be subject to the following terms and conditions:

         (a) Licensee would have no right to sublicense the Deposited Code;

         (b) Licensee would keep the Deposited Code at a single location at Licensee's corporate headquarters and would have rights to only one copy of the Deposited Code, plus a backup copy to be permanently stored as required below;

         (c) Licensee would keep the Deposited Code in a highly restricted access area with access thereto limited to designated Licensee employees who have a need to access the Deposited Code for the purposes permitted under this Schedule, for the duration of time as necessary to achieve such purposes;

         (d) Licensee would (i) advise, in writing, all designated Licensee employees with access to the Deposited Code of the trade secret and confidential nature of the Deposited Code and Licensor's proprietary interest therein, and (ii) ensure that all such designated Licensee employees have previously agreed to the provisions of this Schedule and have a then currently effective employment agreement with Licensee providing equivalent protection to Licensor;

         (e) Licensee would immediately return the Deposited Code, including any and all copies thereof, to Licensor when Licensee no longer requires the Deposited Code for the purposes permitted under this Schedule; and

         (f) Licensee's rights to the Deposited Code would include the right to prepare derivative works based upon the Deposited Code, but such rights would be strictly and solely for the purpose of maintaining and supporting the Material that Licensor has delivered to Licensee under Section 1.1, Section
             1.2 or Section 2.0, and such rights would be only in connection with Licensee's exercise of its then existing (i.e. existing immediately prior to occurrence of the Release Event) contractual rights under this Agreement or under a separate agreement between Licensor and Licensee.

                                   Schedule G

                              Maintenance Services
                              --------------------

         To the extent that Licensor (as defined in Section 1.4) delivers Material to Licensee (as defined in Section 1.4) under Section 1.1, Section 1.2 or Section 2.0, and subject to the condition that Licensee completely pays amounts owed to Licensor under Sections 2.0 and 3.0, Licensor shall provide Maintenance Services to Licensee for such Material in Object Code form, for as long as Licensor makes Maintenance Services for such Material available to its general customer base; provided however that (notwithstanding anything to the contrary in the foregoing), for any given version of such Material, such obligation shall automatically expire nine (9) months after general availability of a more recent version thereof from Licensor to its general customer base.

         "Maintenance Services" shall mean the following services.

         (a) Licensor shall provide 24-hour pager availability for Severity 1 Bugs (as defined below).

         (b) Licensor's support specialist shall return Licensee's calls within the time specified below. Such response times shall be measured from the time a Licensee contact person requests support by one of the means set forth below.

             (i)  Severity 1 Bug

                  A Severity 1 Bug prevents useful work from being accomplished or severely impacts Licensee's business as determined by Licensee Designees. "Designees" shall mean two vice presidents or other designees if vice presidents are unavailable, whose names and positions will be provided to Licensor, who are solely responsible for reporting Severity 1 Bugs to Licensor.

                  In response to a Severity 1 Bug, Licensor shall assign (within two (2) hours after Licensor's receipt of the error report) at least one fully qualified individual to address the Bug and shall use commercially reasonable efforts toward supplying a correction, given that time is of the essence for such Material to operate substantially in accordance with its specifications within one (1) calendar day after Licensor's receipt of the error report. Such individual(s) shall work at the affected location without interruption (i.e., twenty-four
                  (24) hours per day) at no additional cost to Licensee until Licensor provides such correction, provided that Licensee personnel are likewise available at the affected location without interruption.

             (ii) Severity 2 Bug

                  A Severity 2 Bug substantially impairs Licensee's ability to use one or more critical functions of such Material. Licensee shall designate at its discretion whether a Bug is a Severity 2 Bug but, if Licensor disagrees upon review, the escalation path set forth below is activated to resolve a dispute. Until such dispute is resolved, Licensor will respond to the Bug as a Severity 2 Bug.

                  In response to a Severity 2 Bug, Licensor shall use commercially reasonable efforts toward supplying a correction, given that time is of the essence for such Material to operate substantially in accordance with its specifications within two (2) calendar days after Licensor's receipt of the error report. Licensor shall assign fully-qualified technicians to work at the affected location during Licensee's regular business hours at no additional cost to Licensee until Licensor provides such correction.

                  (iii)    Severity 3 Bug

                           A Severity 3 Bug minimally impairs Licensee's ability to use the critical functions of such Material. Licensee shall designate at its discretion whether a Bug is a Severity 3 Bug but, if Licensor disagrees upon review, the escalation path set forth below is activated to resolve a dispute.

                           In response to a Severity 3 Bug, Licensor shall use commercially reasonable efforts toward supplying a correction, given that time is of the essence for such Material to operate substantially in accordance with its specifications as soon as reasonably possible within ten (10) calendar days after Licensor's receipt of the error report.

                  (iv)     Severity 4 Bug

                           All other Bugs are Severity 4 Bugs.

                           In response to a Severity 4 Bug, Licensor shall use commercially reasonable efforts toward supplying a correction, given that time is of the essence for such Material to operate substantially in accordance with its specifications in the next Minor Release of such Material.

                           "Minor Release" means a release containing changes that correct Bugs or that make minor improvements in the functionality of such Material which are generally made available by Licensor to its general customer base. Typically, Minor Releases are identified by the second number to the right of the decimal in the numerical designation of the release.

                  (v)      Dispute regarding severity

                           If a dispute between Licensee and Licensor regarding the classification of a Bug is not resolved within 24 hours after Licensor's receipt of the error report, then such dispute shall be referred to each party's Director-level management for resolution. If such Directors cannot resolve the dispute within 24 hours the referral of the dispute to them, then such Directors shall escalate the dispute to each party's respective Vice President having applicable responsibility. If such Vice Presidents cannot resolve the dispute within 24 hours after referral of the dispute to them, then such Vice Presidents shall escalate the dispute to each party's respective executive level liaisons (e.g. Licensor's CEO and Licensee's CIO or his/her designee) for ultimate resolution.

         Limitation. Notwithstanding anything to the contrary in this Schedule G, Maintenance Services shall include only Second Level Support and shall exclude First Level Support.

                  "Second Level Support" means responding to Licensee's requests for assistance with First Level Support issues only after Licensee first uses commercially reasonable efforts to resolve such issues on its own.

                  "First Level Support" means diagnosis, analysis and provision of solutions to Bugs encountered by Licensee in connection with its use of Material.

         Breach. The parties agree that, due to the nature of Material, Licensor may be unable to detect, locate and correct all Bugs. Accordingly, Licensor's failure to supply a correction shall not by itself constitute a breach of this Schedule G, so long as Licensor uses commercially reasonable efforts toward supplying a correction as specified in this Schedule G.